Exhibit 10.04
This Lease Agreement is made by and between CURTIDOS SAN LUIS S.A., with offices at Tronador 4890, 10th floor, Capital Federal, herein represented by Mr. Dante Aldo Prati, holder of Argentine Identity Document [D.N.I.]No. 12,954,501, and Mr. Julio Alberto Bozzelli, holder of Argentine Identity Document [L.E.]No. 5,222,282, in their capacity as Attorneys-in-fact, as evidenced by the documents submitted herein, which shall hereinafter be referred to as “LESSOR”; and MERCADOLIBRE S.A., with offices at Tronador 4890 – 6th floor, Capital Federal, herein represented by Mr. Nicolás Szekasy, holder of Argentine Identity Document [D.N.I.] No. 17,363,052 and Mr. Marcos Galperín, holder of Argentine Identity Document [D.N.I.] No. 22,432,311, in their capacity as Attorneys-in-fact, as evidenced by the documents submitted herein, hereinafter referred to as “LESSEE”, subject to the following terms and conditions:
WHEREAS,
On March 31st 2005 the PARTIES entered into a Lease Agreement (the “AGREEMENT”) related to the following real asset owned by LESSOR: the entire eight floor of the building located at Tronador 4890, Capital Federal, intended for use as business offices, with the right to use the surfaces designated in the condominium and administration bylaws as individual and common parts of the floors and 10 (ten) units used as parking spaces and located on the building’s underground floor, identified with numbers 71,155,157,158,159,173,193, 223,245, and a double parking space intended for use as deposit, identified with number 111 (the “Offices”).
The term of validity of the AGREEMENT expired on March 31th, 2008 and the PARTIES resolved to extend the term of the lease of the Offices as from April 1st, 2008, for a three-year-term.
In view of the foregoing, this lease agreement shall be effective as from April 1st, 2008.
1. PARTIES
LESSOR and LESSEE shall be hereinafter jointly referred to as THE PARTIES.
2. THE PREMISES
The real property owned by LESSOR, which is the subject matter of this Lease Agreement, hereinafter referred to as the PREMISES, is described as follows: the entire eight floor of the building located at Tronador 4890, Capital Federal, intended for use as business offices, with the right to use the surfaces designated in the condominium and administration bylaws as individual and common parts of the floors and 10 (ten) units used as parking spaces and located on the building’s underground floor, identified with numbers 71,111, 155,157,158,159,173,193, 223 and 245.
3. TERM
The lease term shall be thirty-six (36) months, from April 1, 2008 to March 31, 2011. Early termination of this lease shall be subject to the applicable laws (sections 8 and 29 bis of Law No. 23091), i.e., after lapse of the first six (6)-month period starting on April 1, 2008, LESSEE may terminate this lease, and it shall give notice at least 60 (sixty) days in advance to LESSOR. If LESSEE makes use of this option within the first year of this Lease Agreement, it shall pay LESSOR an amount equivalent to 1.5 (one and a half) months of the rent in force at the time of termination as compensation, and only 1 (one) month’s rent as compensation if this option is used after the first year of the lease.

4. PRICE AND PAYMENT CURRENCY
The monthly rent payable by LESSEE, which is mutually agreed by the parties as from April 1st, 2008, is US$ 23,752 (twenty three thousand, seven hundred and fifty two United States Dollars) and as from October 1st 2008 is US$ 27,405 (twenty seven thousand, four hundred and five United States Dollars), for the floor leased together with the parking spaces, all of which were specified in Section 2 above. Payment shall be computed to the forward month, and rent shall be payable between the 1st and the 5th day of the respective month from April 1, 2008, at the address herein established by LESSOR. The minimum rent amount shall not be lower than seventy five thousand, two hundred and ninety one pesos (AR$ 75,291), at the seller exchange rate published by Ambito Financiero, corresponding to the day immediately previous to the payment date. Should the monthly rent amount turns to be lower than such amount, LESSEE shall pay it to LESSOR. LESSOR may choose to demand that payment be made in Argentine pesos in the amount necessary to purchase the specified amount of dollars on the Floating Exchange Rate Market in New York or Montevideo, at LESSOR’s option, and free of any expenses for LESSOR. It is hereby expressly established that the price is herein set in United States dollars because the parties understand that section 13 of Law No. 23928 has, in general, repealed section 1 of Law No. 23,091, which banned the setting of lease agreements’ prices in dollars, for which reason sections 617 and 619 of the Argentine Civil Code are now applicable. The parties freely agree that the rent amount shall be jointly reviewed every year as from April 1st, 2009 (inclusive), upon the express prior request by one of the parties, following the procedure stated hereinafter to set a new rent amount. The parties agree that, in the event of disagreement as to the rent amount and of one of the parties having requested a review of the amount, the PARTIES shall obtain each an appraisal of the amount for rents with similar characteristics and conditions from a renowned real estate broker working in the area. Once both appraisals are obtained, the PARTIES shall agree upon a new rent amount within thirty calendar days computed as from April 1st, 2009 and 2010, respectively, not more. The meetings shall always be held between direct representatives of both companies. If the parties fail to reach an agreement within said period, the rent amount shall be set by the L.J. Ramos firm, which will take into account the appraisals made by the brokers and other elements of market analysis, and the parties shall accept this amount. In addition to the amount stated above, LESSEE shall, from April 1, 2008, pay any taxes due to the Autonomous Government of the City of Buenos Aires (Street Lighting, Sweeping and Cleaning, Pavement and Sidewalks, and Land Tax, known as “ABL”), Aguas Argentinas S.A. and the common expenses of the building, maintenance of the services provided at the Building, e.g.: Cafeteria, Gym. The amount of ordinary expenses, common expenses, taxes, assessments, and services shall be calculated according to the percentage established in Annex I, which is an integral part of this Agreement. The services used by LESSEE to carry out its business activities and which are not mentioned above, such as electricity, telephone services and other services which are not covered by the common expenses shall be borne by LESSEE from April 1, 2008, the effective date of this Agreement. The Value-Added Tax (VAT), and any other taxes which in the future may be levied on leases, is not included in the rent amount and shall be borne by LESSEE.

5. SECURITY DEPOSIT
The security deposit agreed upon by the PARTIES amounts to US$ 47,504 (forty seven thousand, five hundred and four United States Dollars), equivalent to two months’ rent. The PARTIES agree that such amount is paid as follows; (i) the amount of US$ 14,576 (fourteen thousand, five hundred and seventy six United States Dollars) was paid by LESSEE to LESSOR on March 31st, 2005, by reason of the previous lease agreement (signed on March 31, 2005), (ii) the amount of US$ 25,620 (twenty five thousand, six hundred and twenty United States Dollars) was paid by LESSEE to LESSOR on August 23rd, 2007, on account of the security deposit corresponding to the previous lease agreement (signed on March 31, 2005), according to the amendment to such agreement agreed upon by the Parties on August 23rd, 2007, and (iii) the amount of US$ 7,308 (seven thousand, three hundred and eight United States Dollars) is paid by LESSEE to LESSOR by means of a check payable to LESSOR’s order for the amount of Argentine Pesos sufficient to purchase the amount of dollars specified above. This agreement shall be sufficient evidence of receipt thereof. Such amount shall not accrue any interest whatsoever and shall be used as compensation for any damages that LESSEE may cause to the leased premises from the moment delivery of possession is received. The amount shall be reimbursed to LESSEE upon termination of the agreement and when the premises are returned in the conditions established herein and once any amounts owed or necessary to restore the missing items or items to be replaced have been deducted. The parties agree that LESSOR’s failure to reimburse the amount given as Security Deposit by LESSEE shall empower LESSEE, once the premises are delivered in the agreed-upon conditions and the proportional amounts owed by LESSEE for the consumption of public utility services are paid, all of which shall not exceed a period of twenty (20) business days from the date the premises are delivered to LESSOR, to file for a summary proceeding claiming the undue withholding of the amount without prior notice to LESSOR being necessary. The delayed reimbursement of the security deposit shall entail the LESSOR’s default and undue withholding of the amount, and shall consequently accrue a monthly penalty interest equivalent to 2% per month for the period during which the security deposit was withheld from the termination of the agreement and the delivery of the leased premises until the effective reimbursement. The PARTIES agree that such amount shall be paid at LESSOR’s offices located at Tronador 4890 10th floor, Capital Federal.
6. USE OF THE PREMISES
LESSEE undertakes to use the leased premises to conduct its business, by using them as office only. This agreement shall not be assigned or transferred, whether in whole or in part, unless such assignment or transfer is made to subsidiaries, affiliates or companies that are LESSEE’s legal successors, which shall assume all of LESSEE’s obligations. Notwithstanding the foregoing, and should the authorized transfer be made, LESSEE shall duly notify LESSOR of this circumstance. This section shall not be restrictively construed, and thus LESSEE may designate the premises as the legal and/or administrative and fiscal domicile of all the companies and/or entities owned by MERCADOLIBRE S.A. which conduct business in the Argentine Republic through LESSEE.
7. TELEPHONE LINES
The installation, maintenance and ownership of telephone lines shall be borne by LESSEE.
8. DEFAULT
Should LESSEE fail to timely pay the rent, notwithstanding any other actions that LESSOR could institute, LESSEE shall pay compensatory interest and penalty interest equal to 2% (two percent) per month on the amount owed to LESSOR during the delinquency period. Default in payment shall, in any event, occur as a result of the mere lapse of time, without any court or out-of-court demand notice being necessary.

9. RETURN OF THE PREMISES.
Upon termination of this Agreement, LESSEE undertakes to return the PREMISES which are the subject matter hereof without any court or out-of-court demand notice being necessary, and with all taxes, assessments and services payable by it duly paid, clean and in good state of repair, except for normal deterioration caused by the ordinary wear and tear. Delivery of the premises shall be evidenced by means of a written document issued by a representative of LESSOR. LESSOR shall give LESSEE a 15-day written notice prior to the expiration of the term of the lease to inform to whom such delivery shall be made, and who shall perform a general inspection of the leased premises together with LESSEE in order to verify their condition. For such purpose, a record shall be prepared detailing the state of repair of the PREMISES and describing whether there is any damage or missing items. LESSEE shall repair any such damage or pay any missing items, except for the ordinary wear and tear resulting from the appropriate use of the premises and the lapse of time. Upon expiration of the lease term, the fixed improvements made by LESSEE shall remain with the premises for the benefit of LESSOR, unless these can be withdrawn from the PREMISES without causing damages or modifications that may alter the original condition of the received property, and this shall be under the charge of LESSEE. In the event LESSEE fails to return the PREMISES, it shall pay, in addition to the monthly rent amount, 1/30 part of the monthly rent amount for each day of delay as penalty, and actual damages.
10. TERMINATION
The breach by one party of any of its obligations under this Agreement shall entitle the other to terminate this agreement, provided prior notice is given demanding compliance or that the breach be cured within not more than fifteen (15) days. Upon expiration of this period, and should the breach continue, the non-breaching party shall consider the agreement automatically terminated by the breaching party.
11. CONDOMINIUM, ADMINISTRATION AND INTERNAL BYLAWS.
LESSOR shall deliver to LESSEE the condominium and administration bylaws and the internal bylaws for information and compliance purposes. Temporarily, until those bylaws become effective, the rules related to the operation and aesthetics of the Building, which are attached hereto as Annex II and are an integral part hereof, shall apply.
12. STAMP TAX
THE PARTIES hereby agree that they shall equally bear the stamp tax payable by reason of this contract.
13. FORCE MAJEURE, ENTIRE AGREEMENT, AMENDMENTS
Acts of God and force majeure events shall be governed by sections 513 and 514 of the Argentine Civil Code in all aspects related to their nature, occurrence, characteristics and consequences. Should an event considered to be an act of God or a force majeure event in accordance with the regulations in force take place, the party affected thereby shall notify the other of the occurrence of such event and of the means to be used to deal with such event within 48 (forty-eight) business hours, indicating the estimated period during which it shall not be able to comply with the contractual obligations affected by the event. This shall apply provided that notice is given within the stated term. This Agreement constitutes the entire and exclusive agreement of the PARTIES and supersedes any other previous agreement as well as all the oral or written proposals and any other communications between them which may have been sent prior to the execution of this Agreement (Section 1197 of the Argentine Civil Code). Any amendment to or extension of this Agreement shall be made in writing by mutual agreement of the Parties.
14. JURISDICTION. ADDRESSES
For all purposes, the PARTIES submit to the jurisdiction of the Civil Courts in and for the City of Buenos Aires (Capital Federal), and waive their right to resort to any other competent courts. The PARTIES set their addresses at the ones set out above, where all court or out-of-court notices shall be deemed to have been validly given.
In witness whereof, the parties have executed this Agreement in two (2) counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument, in the City of Buenos Aires, on November 13th, 2008.